Exhibit 99.1

News Release
Global Headquarters: 200 Innovation Way, Akron, Ohio 44316-0001	Media Website: www.GoodyearNewsRoom.com

MEDIA CONTACT:	Keith Price
330-796-1863
ANALYST CONTACT:	Christina Zamarro
330-796-1042
FOR IMMEDIATE RELEASE

Goodyear Reports Second Quarter, First Half Results

- Strong net income of $202 million for second quarter and $386 million for first half

- Record core segment operating income of $531 million for second quarter and $950 million for first half

- Americas second quarter income of $291 million, 13.9% operating margin

- Europe, Middle East and Africa second quarter income of $148 million, 11.7% operating margin

- Record Asia Pacific second quarter income of $92 million, 17.4% operating margin

- Completed $100 million in share repurchases in second quarter

- Company reaffirms 2016 financial targets

AKRON, Ohio, July 27, 2016 – The Goodyear Tire & Rubber Company today reported results for the second quarter and first half of 2016.

“We delivered higher volumes and solid earnings in the quarter, achieving operating margins above 11 percent in all three business units,” said Richard J. Kramer, chairman and chief executive officer. “Industry fundamentals remain favorable across many of our key markets and demand for our premium, high-value-added tires is strong. Our focus remains on the disciplined execution of our strategy and delivering on our financial targets.”

Goodyear’s second quarter 2016 sales were $3.9 billion, down from $4.2 billion a year ago, with the decrease largely attributable to the deconsolidation of the company’s subsidiary in Venezuela, the sale of the North American motorcycle tire business and unfavorable currency translation.

Tire unit volumes totaled 41.5 million, up 2 percent from 2015, driven by growth in the Asia Pacific and Europe, Middle East and Africa regions. Replacement tire shipments were up 4 percent. Original equipment unit volume was down 4 percent.

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Goodyear’s second quarter 2016 net income was $202 million (75 cents per share), up from $192 million (70 cents per share) in the year-ago quarter. The improvement was primarily due to a decrease in income tax expense. Excluding certain significant items, second quarter 2016 adjusted net income was $314 million ($1.16 per share), up from $229 million (84 cents per share) in 2015. Per share amounts are diluted.

The company reported second quarter segment operating income of $531 million in 2016, down from $550 million a year ago. Segment operating income in 2016 was negatively impacted by a $24 million out-of-period adjustment primarily attributable to 2012 and related to the elimination of intracompany profit in the Americas region. This amount is included as a significant item in adjusted net income. The decrease in segment operating income also reflects a $36 million reduction resulting from the deconsolidation of Venezuela partially offset by cost reduction actions. Core segment operating income, which excludes Venezuela, was $514 million in the year-ago quarter.

Year to Date Results

Goodyear’s sales for the first six months of 2016 were $7.6 billion, down 8 percent from the 2015 period, reflecting unfavorable foreign currency translation of $225 million and the deconsolidation of Venezuela.

Tire unit volumes totaled 83.0 million, up 2 percent from 2015, driven by growth in the Asia Pacific region, primarily in Japan and China. Replacement tire shipments were up 3 percent. Original equipment unit volume was down 1 percent. Excluding the impact of the deconsolidation of Venezuela, unit volumes increased 3 percent.

Goodyear’s year-to-date net income of $386 million ($1.43 per share) is down from $416 million ($1.52 per share) in 2015’s first half. The decrease was due to a one-time gain of $155 million ($99 million after-tax) on the recognition of deferred royalty income in 2015. All per share amounts are diluted.

The company reported first half segment operating income of $950 million in 2016, up from $938 million a year ago. The increase was driven by favorable price/mix net of raw materials and the impact of higher volume. These improvements were partially offset by the deconsolidation of Venezuela. Core segment operating income, which excludes Venezuela, was $880 million in the 2015 first half.

Reconciliation of Non-GAAP Financial Measures

See the note at the end of this release for further explanation and reconciliation tables for Segment Operating Income and Margin; Adjusted Net Income; and Adjusted Diluted Earnings per Share, reflecting the impact of certain significant items on the 2016 and 2015 periods.

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Business Segment Results

Americas

	Second Quarter		Six Months
(in millions)	2016	2015	2016	2015
Tire Units	18.8	20.0	36.8	39.2
Sales	$2,090	$2,416	$4,041	$4,659
Segment Operating Income	291	358	551	606
Segment Operating Margin	13.9%	14.8%	13.6%	13.0%

Americas’ second quarter 2016 sales decreased 13 percent from last year to $2.1 billion. Sales reflect a 6 percent decrease in tire unit volume, primarily due to the sale of the former Goodyear Dunlop Tires North America Ltd. business (GDTNA) and the deconsolidation of Venezuela. Replacement tire shipments were down 2 percent. Original equipment unit volume was down 15 percent.

Excluding Venezuela and GDTNA, total tire unit volume was down 3 percent, driven by original equipment volume, while replacement tire volume was flat.

Second quarter 2016 segment operating income of $291 million was down 19 percent from the prior year. The decrease was driven primarily by the deconsolidation of Venezuela, higher conversion cost, an out-of-period adjustment primarily attributable to 2012 and related to the elimination of intracompany profit, and lower volume.

The deconsolidation of Venezuela negatively impacted volumes by approximately 0.3 million units, sales by $115 million and segment operating income by $36 million.

The sale of GDTNA negatively impacted volumes by approximately 0.4 million units, sales by $75 million and segment operating income by $19 million.

Europe, Middle East and Africa

	Second Quarter		Six Months
(in millions)	2016	2015	2016	2015
Tire Units	15.4	14.8	31.6	30.7
Sales	$1,261	$1,265	$2,512	$2,596
Segment Operating Income	148	108	228	181
Segment Operating Margin	11.7%	8.5%	9.1%	7.0%

Europe, Middle East and Africa’s second quarter sales of $1.3 billion were about equal to the prior year, as a 4 percent increase in sales volume was offset by unfavorable price/mix and foreign currency translation. Replacement tire shipments were up 3 percent. Original equipment unit volume was up 8 percent.

Second quarter 2016 segment operating income of $148 million was 37 percent above the prior year driven by the impact of higher volume and lower selling, administrative and general expenses.

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Asia Pacific

	Second Quarter		Six Months
(in millions)	2016	2015	2016	2015
Tire Units	7.3	6.0	14.6	11.7
Sales	$528	$491	$1,017	$941
Segment Operating Income	92	84	171	151
Segment Operating Margin	17.4%	17.1%	16.8%	16.0%

Asia Pacific’s second quarter 2016 sales increased 8 percent from last year to $528 million. Sales reflect a 21 percent increase in tire unit volume, primarily due to growth in Japan and China. This improvement was partially offset by unfavorable foreign currency translation. Replacement tire shipments were up 38 percent. Original equipment unit volume was up 1 percent.

Second quarter 2016 segment operating income of $92 million was up 10 percent from last year and a record, driven by higher volume.

The acquisition of a controlling interest in Nippon Goodyear Ltd. (NGY) in Japan positively impacted volumes by approximately 1.1 million units and sales by $40 million. The NGY acquisition and the sale of the company’s 25 percent interest in Dunlop Goodyear Tires Ltd. had no net impact on segment operating income.

2016 Financial Targets

The company has reaffirmed its previously communicated 2016 financial targets.

Shareholder Return Program

The company paid a quarterly dividend of 7 cents per share of common stock on June 1, 2016. The Board of Directors has declared a quarterly dividend of 7 cents per share payable September 1, 2016, to shareholders of record on August 1, 2016.

As a part of its previously announced $1.1 billion share repurchase program, the company repurchased 3.6 million shares of its common stock for $100 million during the second quarter.

Investor Day

As previously announced, the company will hold an Investor Day on September 15, 2016 at 9 a.m. in Boston. Investors, members of the media and other interested persons will be able to access the event via a webcast on the company’s investor relations website: http://investor.goodyear.com.

Conference Call

Goodyear will hold an investor conference call at 9 a.m. today. Prior to the commencement of the call, the company will post the financial and other related information that will be presented on its investor relations website: http://investor.goodyear.com.

Participating in the conference call will be Richard J. Kramer, chairman, chief executive officer and president; and Laura K. Thompson, executive vice president and chief financial officer.

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Investors, members of the media and other interested persons can access the conference call on the website or via telephone by calling either (800) 895-1715 or (785) 424-1059 before 8:55 a.m. and providing the Conference ID “Goodyear.” A taped replay will be available by calling (800) 723-7372 or (402) 220-2666. The replay will also remain available on the website.

Goodyear is one of the world’s largest tire companies. It employs about 66,000 people and manufactures its products in 49 facilities in 22 countries around the world. Its two Innovation Centers in Akron, Ohio and Colmar-Berg, Luxembourg strive to develop state-of-the-art products and services that set the technology and performance standard for the industry. For more information about Goodyear and its products, go to www.goodyear.com/corporate. GT-FN

Certain information contained in this press release constitutes forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. There are a variety of factors, many of which are beyond our control, that affect our operations, performance, business strategy and results and could cause our actual results and experience to differ materially from the assumptions, expectations and objectives expressed in any forward-looking statements. These factors include, but are not limited to: our ability to implement successfully our strategic initiatives; actions and initiatives taken by both current and potential competitors; foreign currency translation and transaction risks; a labor strike, work stoppage or other similar event; deteriorating economic conditions or an inability to access capital markets; work stoppages, financial difficulties or supply disruptions at our suppliers or customers; the adequacy of our capital expenditures; increases in the prices paid for raw materials and energy; our failure to comply with a material covenant in our debt obligations; potential adverse consequences of litigation involving the company; as well as the effects of more general factors such as changes in general market, economic or political conditions or in legislation, regulation or public policy. Additional factors are discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

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The Goodyear Tire & Rubber Company and Subsidiaries

Consolidated Statements of Operations (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions, except per share amounts)	2016	2015	2016	2015
NET SALES	$3,879	$4,172	$7,570	$8,196
Cost of Goods Sold	2,813	3,027	5,514	6,093
Selling, Administrative and General Expense	593	648	1,208	1,256
Rationalizations	48	46	59	62
Interest Expense	104	110	195	217
Other (Income) Expense	20	13	26	(119)

Income before Income Taxes	301	328	568	687
United States and Foreign Taxes	93	120	171	243

Net Income	208	208	397	444
Less: Minority Shareholders’ Net Income	6	16	11	28

Goodyear Net Income	$202	$192	$386	$416

Goodyear Net Income - Per Share of Common Stock
Basic	$0.76	$0.71	$1.45	$1.54

Weighted Average Shares Outstanding	264	270	266	270
Diluted	$0.75	$0.70	$1.43	$1.52

Weighted Average Shares Outstanding	268	274	269	274
Cash Dividends Declared Per Common Share	$0.07	$0.06	$0.14	$0.12

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The Goodyear Tire & Rubber Company and Subsidiaries

Consolidated Balance Sheets (unaudited)

(In millions, except share data)	June 30,	December 31,
	2016	2015
Assets:
Current Assets:
Cash and Cash Equivalents	$1,138	$1,476
Accounts Receivable, less Allowance - $110 ($105 in 2015)	2,475	2,033
Inventories:
Raw Materials	445	419
Work in Process	141	138
Finished Products	2,100	1,907

	2,686	2,464
Prepaid Expenses and Other Current Assets	169	153

Total Current Assets	6,468	6,126
Goodwill	560	555
Intangible Assets	138	138
Deferred Income Taxes	2,028	2,141
Other Assets	706	654
Property, Plant and Equipment less Accumulated Depreciation - $9,042 ($8,637 in 2015)	6,960	6,777

Total Assets	$16,860	$16,391

Liabilities:
Current Liabilities:
Accounts Payable-Trade	$2,643	$2,769
Compensation and Benefits	605	666
Other Current Liabilities	855	886
Notes Payable and Overdrafts	145	49
Long Term Debt and Capital Leases due Within One Year	346	585

Total Current Liabilities	4,594	4,955
Long Term Debt and Capital Leases	5,745	5,074
Compensation and Benefits	1,393	1,468
Deferred Income Taxes	90	91
Other Long Term Liabilities	630	661

Total Liabilities	12,452	12,249
Shareholders’ Equity:
Common Stock, no par value:
Authorized, 450 million shares, Outstanding shares – 262 million (267 million in 2015) after deducting 16 million treasury shares (11 million in 2015)	262	267
Capital Surplus	2,964	3,093
Retained Earnings	4,918	4,570
Accumulated Other Comprehensive Loss	(3,962)	(4,010)

Goodyear Shareholders’ Equity	4,182	3,920
Minority Shareholders’ Equity – Nonredeemable	226	222

Total Shareholders’ Equity	4,408	4,142

Total Liabilities and Shareholders’ Equity	$16,860	$16,391

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The Goodyear Tire & Rubber Company and Subsidiaries

Consolidated Statements of Cash Flows (unaudited)

(In millions)	Six Months Ended
	June 30,
	2016	2015
Cash Flows from Operating Activities:
Net Income	$397	$444
Adjustments to Reconcile Net Income to Cash Flows from Operating Activities:
Depreciation and Amortization	355	349
Amortization and Write-Off of Debt Issuance Costs	20	5
Provision for Deferred Income Taxes	87	171
Net Pension Curtailments and Settlements	14	2
Net Rationalization Charges	59	62
Rationalization Payments	(52)	(86)
Net Gains on Asset Sales	(1)	(1)
Pension Contributions and Direct Payments	(48)	(51)
Gain on Recognition of Deferred Royalty Income	—	(155)
Changes in Operating Assets and Liabilities, Net of Asset Acquisitions and Dispositions:
Accounts Receivable	(417)	(439)
Inventories	(176)	(13)
Accounts Payable - Trade	(93)	(25)
Compensation and Benefits	(104)	(46)
Other Current Liabilities	(68)	(18)
Other Assets and Liabilities	(93)	75

Total Cash Flows from Operating Activities	(120)	274
Cash Flows from Investing Activities:
Capital Expenditures	(466)	(448)
Asset Dispositions	1	8
Decrease (Increase) in Restricted Cash	11	(6)
Short Term Securities Acquired	(34)	(49)
Short Term Securities Redeemed	23	21
Other Transactions	—	5

Total Cash Flows from Investing Activities	(465)	(469)
Cash Flows from Financing Activities:
Short Term Debt and Overdrafts Incurred	124	49
Short Term Debt and Overdrafts Paid	(36)	(43)
Long Term Debt Incurred	3,283	1,116
Long Term Debt Paid	(2,931)	(1,312)
Common Stock Issued	3	18
Common Stock Repurchased	(150)	(52)
Common Stock Dividends Paid	(38)	(32)
Transactions with Minority Interests in Subsidiaries	(7)	(1)
Debt Related Costs and Other Transactions	(23)	(10)

Total Cash Flows from Financing Activities	225	(267)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	22	(61)

Net Change in Cash and Cash Equivalents	(338)	(523)
Cash and Cash Equivalents at Beginning of the Period	1,476	2,161

Cash and Cash Equivalents at End of the Period	$1,138	$1,638

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Non-GAAP Financial Measures (unaudited)

This earnings release presents Total Segment Operating Income, Core Segment Operating Income, Adjusted Net Income and Adjusted Diluted Earnings Per Share (EPS) on a historical basis, which are important financial measures for the company but are not financial measures defined by U.S. GAAP, and should not be construed as an alternative to corresponding financial measures presented in accordance with U.S. GAAP.

Total Segment Operating Income is the sum of the individual strategic business units’ (SBU’s) Segment Operating Income as determined in accordance with U.S. GAAP. Management believes that Total Segment Operating Income is useful because it represents the aggregate value of income created by the company’s SBUs and excludes items not directly related to the SBUs for performance evaluation purposes.

Core Segment Operating Income is Total Segment Operating Income excluding the operating income from our Venezuelan subsidiary, which we deconsolidated on December 31, 2015. Management believes that Core Segment Operating Income is useful because it represents Total Segment Operating Income from the company’s ongoing reported operations.

Adjusted Net Income is Goodyear’s Net Income as determined in accordance with U.S. GAAP adjusted for certain significant items. Adjusted Diluted EPS is the company’s Adjusted Net Income divided by Weighted Average Shares Outstanding-Diluted as determined in accordance with U.S. GAAP. Management believes that Adjusted Net Income and Adjusted Diluted EPS are useful because they represent how management reviews the operating results of the company excluding the impacts of rationalizations, asset write-offs, accelerated depreciation, asset sales and certain other significant items.

It should be noted that other companies may calculate similarly-titled non-GAAP financial measures differently and, as a result, the measures presented herein may not be comparable to such similarly-titled measures reported by other companies.

See the tables below for reconciliations of historical Total Segment Operating Income, Core Segment Operating Income, Adjusted Net Income and Adjusted Diluted EPS to the most directly comparable U.S. GAAP measures.

Segment Operating Income and Margin Reconciliation Table

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2016	2015	2016	2015
Core Segment Operating Income	$531	$514	$950	$880
Venezuela Subsidiary Operating Income	—	$36	—	$58

Total Segment Operating Income	$531	$550	$950	$938
Rationalizations	48	46	59	62
Interest Expense	104	110	195	217
Other (Income) Expense	20	13	26	(119)
Asset Write-offs and Accelerated Depreciation	5	—	7	2
Corporate Incentive Compensation Plans	14	22	40	35
Corporate Pension Curtailments/Settlements	14	—	14	—
Intercompany Profit Elimination	3	10	5	14
Retained Expenses of Divested Operations	5	2	10	4
Other	17	19	26	36

Income before Income Taxes	$301	$328	$568	$687
United States and Foreign Taxes	93	120	171	243
Less: Minority Shareholders Net Income	6	16	11	28

Goodyear Net Income	$202	$192	$386	$416

Sales	$3,879	$4,172	$7,570	$8,196
Return on Sales	5.2%	4.6%	5.1%	5.1%
Total Segment Operating Margin	13.7%	13.2%	12.5%	11.4%

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Adjusted Net Income and Adjusted Diluted Earnings per Share Reconciliation Table

Second Quarter 2016	Income Before Income Taxes	Taxes	Minority Interest	Goodyear Net Income	Weighted Average Shares Outstanding- Diluted	Diluted EPS
(In millions, except EPS)
As Reported	$301	$93	$6	$202	268	$0.75

Significant Items:
Rationalizations, Asset Write-offs, and Accelerated Depreciation Charges	53	4		49
Debt Repayments	53	19		34
Americas Intracompany Profit Elimination Adjustment	24	9		15
Pension Settlement	14			14
Discrete Tax Items		(3)		3
Insurance Recovery – Discontinued Products	(4)	(1)		(3)

	140	28		112		$0.41

As Adjusted	$441	$121	$6	$314	268	$1.16

Second Quarter 2015	Income Before Income Taxes	Taxes	Minority Interest	Goodyear Net Income	Weighted Average Shares Outstanding- Diluted	Diluted EPS
(In millions, except EPS)
As Reported	$328	$120	$16	$192	274	$0.70

Significant Items:
Rationalizations, Asset Write-offs, and Accelerated Depreciation Charges	46	4	10	32
Discrete Tax Items		(3)	1	2
Transaction Costs and Net Gains on Asset Sales	2	(1)		3

	48	—	11	37		$0.14

As Adjusted	$376	$120	$27	$229	274	$0.84

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